Exhibit 10.4

INVESTMENT MANAGEMENT AND SERVICES AGREEMENT
BETWEEN
ENACT MORTGAGE INSURANCE CORPORATION
AND
GENWORTH NORTH AMERICA CORPORATION

Exhibit 10.4
THIS INVESTMENT MANAGEMENT AND SERVICES AGREEMENT (this “Agreement”) is made and entered into as of the 3rd day of May, 2022 (the “Effective Date”), by and between Enact Mortgage Insurance Corporation, a North Carolina corporation (“Client”), and Genworth North America Corporation, a Washington corporation (“Manager”).

RECITALS

WHEREAS, Client desires to retain Manager to provide investment management and other services for Client’s investment portfolio and Manager desires to provide those services on the terms and conditions contained in this Agreement; and

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound, Client and Manager agree as follows:

ARTICLE I
DEFINITIONS AND USAGE

1.1     Definitions. The following capitalized terms, as used in this Agreement, have the following meanings:

“Account” shall have the meaning set forth in Section 2.1.

“Account Assets” means the assets and any unrealized income, profit or gain (or loss) from, those assets in the Account from time to time. All funds and invested assets of the Client are the exclusive property of the Client, held for the benefit of the Client, and are subject to exclusive control of the Client.

“Affiliate” of a Person means a Person who, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person.

“Applicable Law” means any domestic or foreign federal, state or local statute, law, ordinance or code or any rules, regulations, administrative interpretations or orders issued by any Governmental Authority, including without limitation the Insurance Authority, pursuant to any of the foregoing, and any order, writ, injunction, directive, judgment or decree of a court of competent jurisdiction applicable to the parties hereto.

“Board” means the Board of Directors of Client as the same may be elected from time to time by the shareholders of Client.

“Custody Agreement” shall have the meaning set forth in Section 2.5.

“Custodian” shall have the meaning set forth in Section 2.5.

“Directed Brokers” shall have the meaning set forth in Section 2.6(b)

“Directed Trades” shall have the meaning set forth in Section 2.6(b).

“Effective Date” shall have the meaning set forth in the introductory paragraph.

“GAAP” means generally accepted accounting principles in effect, from time to time, in the United States.

“Governmental Authority” means the Insurance Authority or any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any federal, national, state, municipal, county, city or other political subdivision.

Exhibit 10.4
“Insurance Authority” means the North Carolina Commissioner of Insurance (the “Commissioner”). “Insurance Authority” and “Commissioner” are used interchangeably throughout this Agreement.

“Investment Account” means the account identified as such in Exhibit B.

“Investment Committee” means a Client committee, Client’s ultimate or penultimate controlling person or a committee thereof, or Client’s senior managers, as may be designated by the Board from time to time to oversee the investment activities. If the Board does not designate an Investment Committee then the Client’s entire Board shall constitute the Investment Committee.

“Investment Guidelines” means the investment guidelines attached hereto as Exhibit A, and such other guidelines and procedures concerning the investment and management of the Account Assets as may be adopted from time to time by Client and communicated to Manager.

“Investment Objectives” shall mean any investment objectives set forth in the Investment Guidelines or otherwise communicated in writing from time to time by Client to Manager.

“Investment Reports” means statements, reports, analyses, data, summaries, calculations, formulas and the like concerning Account Assets, investment strategy, security selection and performance results, whether in written, oral or electronic form.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or any other entity or organization, including governmental or political subdivision or an agency or instrumentality thereof.

“Records” shall have the meaning set forth in Section 2.8.

“Representatives” means, as applicable, Client’s or Manager’s directors, officers, employees, accountants and legal and financial advisors.

“SAP” means statutory accounting procedures and principles prescribed or permitted by Applicable Law.

“Trigger Date” means the first date on which Manager ceases to beneficially own more than fifty percent (50%) of the common stock of Enact Holdings, Inc.

1.2    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

ARTICLE II
SERVICES

2.1    Investment Management. With respect to accounts, sub-accounts and/or investment portfolios identified in Exhibit B hereto and as may be designated by Client from time to time in writing (collectively, the “Account”), Manager will provide continuous, discretionary investment management services to Client, which services may include (but not be limited to) the following:

(a)     Research and identify investment opportunities;

(b)     Open and maintain brokerage accounts for securities and other property for and in the name of Client and execute for Client, as its agent and attorney-in-fact, standard customer agreements;

Exhibit 10.4

(c)     Invest and reinvest Account Assets in income earning investments, such as bonds and cash equivalents, and such other investments as are permitted by Applicable Law, subject to any restrictions or limitations imposed by the Investment Guidelines, Board or Investment Committee, in each case, as communicated to Manager in writing;

(d)     Exercise, on behalf of Client or direct the exercise by the Custodian where appropriate, all rights and remedies conferred by any investment including, without limitation, voting rights (as discussed more fully in Section 2.7 below) with respect to the Account Assets;

(e)     Sell, dispose or transfer investments as appropriate, subject to any restrictions or limitations imposed by the Investment Guidelines, Board or Investment Committee; provided, however, that the proceeds from any such sales will be deposited in the relevant Account on the date of receipt;

(f)     Assist in developing an overall investment strategy for the Account Assets;

(g)     Conduct inspections, valuations, projections or other due diligence activities with respect to investments;

(h)     Negotiate the terms and conditions of investments and review and participate in the preparation of any documentation relating to such investments and execute for Client, as its agent and attorney-in-fact, such documentation;

(i)     Keep the Account under review and confer at regular intervals with Client regarding the investment and management of the Account;

(j)     Prepare a summary of all purchases and sales of investments with respect to the Account in accordance with the Investment Guidelines;

(k)     Participate in meetings of the Board, the Investment Committee and such other meetings with Client Representatives as Client may request from time to time;

(1)     Provide Client, in a timely manner, with such reports, documentation and information as Client may reasonably request in connection with monthly, quarterly and annual closing activities;

(m)     Provide Client with such additional investment management services relating to the Account as may be mutually agreed upon by the parties from time to time;

(n)     Execute on behalf of the Client certain agreements, instruments and documents in connection with the services performed by it under this Agreement; provided, however, Manager’s authorization to execute such documentation shall be limited by this Agreement, the Investment Guidelines and Applicable Law; and

(o)     Without limiting the generality of the foregoing and without duplication, Manager shall perform the duties set forth on Exhibit C.

2.2     Appointment of Manager. Client appoints Manager and Manager accepts appointment by Client as investment adviser for the Account with full discretion subject to the terms of this Agreement; provided that, and without limitation to any right or remedy of Client under this Agreement, the ultimate control of Client’s accounts and/or investment portfolios shall remain with Client’s Board, and nothing contained in this Agreement shall be deemed to transfer or delegate such control to Manager. Client shall maintain at all times oversight for services and functions provided to Client by Manager, and Client shall monitor services not less than annually for quality assurance. Manager agrees that Client may, at any time, instruct Manager or vary any decision of Manager in Manager’s investment of the Account Assets, in which event Client shall have the sole responsibility for the consequences of such instruction or

Exhibit 10.4
variance. However, Manager may complete any transaction(s) already commenced prior to its receipt of Client’s instruction or variance.

2.3     Non-Exclusivity; Limitation on Engagement of Other Managers. Manager shall perform its services described in this Agreement on a nonexclusive basis. Client agrees that it shall not, and it shall cause its Affiliates not to, retain additional investment advisers to perform similar services in connection with more than 10% of its assets, measured on a book value basis. Client acknowledges that such restriction is fair and reasonable because Manager has and will continue to expend substantial fixed costs in providing services to Client. Manager may give advice and take action with respect to other clients that differs from advice given or action taken with respect to the Account, so long as Manager attempts in good faith to allocate investment opportunities to Client and the Account over a period of time on a fair and equitable basis compared to investment opportunities extended to other clients. Manager is not obligated to initiate the purchase or sale of any security for Client or the Account that Manager, or its Affiliates or the respective principals or employees of any of them, may purchase or sell for its or their own accounts or for the account of any other client if, in the reasonable opinion of Manager, such transaction or investment appears unsuitable or undesirable for Client or the Account.

2.4     Covenants of Manager.

(a)     Manager shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person, acting in a like capacity and familiar with such matters should use in the conduct of an enterprise of a like character and with like aims. Further, Manager shall use the same skill and care in the management of Client’s investments and other duties hereunder as it uses in the administration of other similar accounts for which it has investment responsibility.

(b)     Manager shall use its commercially reasonable efforts to achieve the Investment Objectives. Notwithstanding the foregoing, Client understands that Manager makes no representation regarding its ability to achieve any Investment Objective and Manager shall have no liability hereunder for such failure provided it has otherwise complied with the terms of this Agreement.

(c)     When applicable, Manager shall as soon as reasonably practicable, notify Client in writing of: (i) any change in Manager’s condition, financial or otherwise or in its business or any other change which is reasonably likely to be materially adverse to Manager, Client, the Account or the Account Assets; (ii) the occurrence of any happening or event which is reasonably likely to cause or has caused any breach of any representation or warranty made by Manager herein and the nature and scope of the breach; (iii) any actual material adverse change in the Account or nature of the Account Assets of which it is aware; and (iv) any threatened event of which Manager is actually aware which has a substantial likelihood of causing a material adverse change in the Account or the nature of the Account Assets; and further Manager shall within five (5) business days notify Client of: (v) any change in Manager’s senior officers who exercise investment discretion in respect of the Account; (vi) if it is unable to comply with the Investment Guidelines or any instruction or direction given by Client pursuant to this Agreement; or (vii) if an instruction, direction or guideline given by Client is: (A) in Manager’s opinion, inconsistent with the Investment Guidelines; or (B) in Manager’s opinion, ambiguous or unclear in any respect, and the instruction, direction or guideline must be clarified by Client.

(d)     In the performance of its duties and obligations under this Agreement to Client, Manager shall act in conformity with the Articles of Incorporation and Bylaws of Client, the Investment Guidelines or other written instructions of the Board, the Investment Committee or Representatives of Client, in each case as supplied to Manager by Client, and all Applicable Laws. At Client’s request, Manager shall provide to Client certificates or other evidence of compliance relating to any Applicable Laws or other legal requirements, in each case in form and substance satisfactory to Client.

(e)     Manager shall at all times maintain sufficient knowledgeable personnel to perform the services under this Agreement.

Exhibit 10.4

(f)     Manager shall credit the Account for any monetary benefits, fees or commissions received by Manager or any Affiliate of Manager in relation to the investment of the Account other than benefits permitted to be received in accordance with Section 2.6 and Article IV.

(g)     Manager shall exercise reasonable care in selecting, appointing and reviewing the performance of any agent of Manager in connection with the Account or any broker engaged by Manager.

(h)     Except as otherwise disclosed in this Agreement, Manager does not have any interest, direct or indirect, which would materially conflict with its obligations under this Agreement. Client acknowledges that conflicts of interest arise from time to time in the investment management industry and that Manager has procedures in place to reduce and eliminate such conflicts whenever possible. Manager will promptly notify Client of any material conflict of interest affecting Manager’s obligations or performance of this Agreement, the Account or the Account Assets.

(i) Manager shall take all reasonable steps and precautions to safeguard all Client information and to prevent its unauthorized use, access by or disclosure to any person or entity. In doing so Manager shall exercise a reasonable standard of care and in any event shall exercise the same or greater safeguards and precautions for Client’s information as Manager does for its own information. Manager shall maintain Client’s information and all reports or materials derived therefrom in electronic format using the secure systems and software Manager employs for such purposes, and Client shall have the right to obtain reasonable information from Manager regarding such systems and software as well as all other security protocols employed by Manager.

2.5     Custodial Matters. All transactions authorized by this Agreement with respect to the Account will be consummated through a custodian designated in writing by Client (the “Custodian”) with which Client has established an agreement or agreements (each such agreement, a “Custody Agreement”). Manager may issue such instructions to the Custodian as may be appropriate in connection with the settlement of transactions initiated by Manager under this Agreement, either in writing or sent electronically or orally and confirmed in writing or electronically as soon as practical thereafter. Manager shall instruct all brokers, dealers or other persons executing orders on behalf of the Account to forward to the Custodian for Client copies of all brokerage or dealer confirmations promptly after execution of all transactions. Manager shall not be authorized to take custody or possession of the Account Assets. Manager shall not be responsible for the fees of any Custodian or for any loss incurred by reason of any act or omission of any Custodian. Client may, at any time in its sole discretion, appoint one or more additional or substitute custodians to hold the Account Assets. Manager will be advised of the appointment of any substitute custodians in writing by Client.

2.6    Brokerage Matters.

(a)     Manager may place orders directly with brokers or dealers for executing transactions for the Account. In selecting brokers or dealers, Manager is authorized to use its discretion and may take into account such relevant factors as (i) total transaction price (including commissions, as a component of price); (ii) the broker’s facilities, reliability, financial responsibility and knowledge or expertise with regard to a particular transaction; and (iii) the ability of the broker to effect the securities transaction, particularly with regard to such aspects as timing, size and execution of orders. Client shall be responsible for the total transaction costs, including all reasonable broker’s commissions with respect to transactions of the Account and all taxes or government fees, domestic or foreign, attributable to such transactions. Manager may execute any and all transactions for the Account with or through brokers or dealers that are Affiliates of Manager so long as such transactions are executed on terms no less favorable than those available from an unaffiliated broker or dealer.

(b)     Client may direct Manager to effect securities transactions for the Account (“Directed Trades”) through broker-dealer(s) identified by Client in writing (“Directed Brokers”) in a separate agreement acceptable to Manager. Client acknowledges that: (i) Directed Trades may not

Exhibit 10.4
enable Client to obtain the cost and execution benefits, if any, of participating in aggregated trades with Manager’s other clients; and (ii) Directed Trades may be executed before or after Manager effects the execution of transactions for other accounts with the result that Client may pay or receive, as the case may be, a different price for securities which were also the subject of trades by Manager for its other clients. Client represents that Directed Trades are not prohibited by Applicable Law or Client’s governing documents.

2.7     Exercise of Rights. Subject to the Investment Guidelines and any other written instructions of the Board, the Investment Committee or Representatives of Client provided to Manager, Manager shall use its best judgment to exercise or instruct the Custodian to exercise, in a manner that Manager deems to be in the best interests of Client, all voting rights, consent rights, subscription rights, conversion rights or any other rights arising in connection with any investment in the Account. Manager shall determine whether to consent to modifications of any documents governing securities held in the Account. Unless provided herein or requested in writing by Client, Manager need not forward any proxy material, consent solicitations or similar material to Client.

2.8     Recordkeeping and Reports; Review and Inspection.

(a)     Manager shall maintain all records and data of Client developed or maintained under or relating to this Agreement that are otherwise the property of Client, in whatever form maintained, including but not limited to, memoranda, instructions, authorizations, financial records, or similar records within the possession or control of Manager (collectively, “Records”) relating to the acquisition, disposition or transfer of securities or other investments in the Account as required by Applicable Laws, GAAP or SAP. Such Records shall be and shall remain the property of Client and are subject to the control of the Client. At mutually agreeable times, subject to Manager’s reasonable policies and procedures, Manager shall make available to Client, at mutually acceptable locations, including either the offices of Client or Manager, copies or originals of such Records upon reasonable request and, as necessary, to comply with Applicable Law.

(b)     All Records, both internal and external with third parties, to the extent within the control of Manager, will clearly specify the ownership interest of Client in the Account Assets. All Records shall be identifiable, segregated from all other persons’ records and data, and if not segregated shall be readily capable of segregation at no additional cost to Client.

(c)     Records concerning the Account and/or Account Assets that are not maintained physically on Client’s premises or in Client’s care, custody and control shall be subject to review and audit at any time by Client, its Representatives, the Insurance Authority and any other Governmental Authority, or any other entity designated by Client, and Manager shall cooperate with and provide reasonable assistance to any such person, including any auditor appointed by Client to conduct an audit of the Account. Such Records shall be maintained for the time periods and in a format required by Applicable Laws. Manager shall notify Client prior to destruction of such the Records (in order that Client may request transfer of such Records to Client as an alternative to destruction). For the avoidance of doubt, all of Manager’s books and records pertaining to this Agreement and the functions and services provided for in the Agreement are subject to and available for inspection, review, and audit by the Commissioner.

(d)     Manager shall provide to Client such other documents and information pertaining to this Agreement, the Account and/or Account Assets at such times as Client may reasonably request including, but not limited to, information required to prepare reports to the Insurance Authority or any other entity designated by Client or as may be required to comply with GAAP, SAP or Applicable Law.

(e)     Manager will fully cooperate with Client with respect to unsettled or unreconciled transactions and daily transmission of trading activity.

Exhibit 10.4

2.9     Information Furnished to Manager. Client shall furnish to Manager in a timely manner any information that Manager may reasonably request with respect to the services performed under this Agreement. In determining the requirements of Applicable Laws, Manager may rely on an interpretation of law by legal counsel to Client.

ARTICLE III
TERM AND TERMINATION

3.1     Term. This Agreement shall continue in effect for an initial term beginning on the Effective Date and ending on the third anniversary of the Effective Dates. Thereafter, the Agreement shall automatically renew for successive terms of one (1) year unless written notice of non-renewal is delivered by either party to the other at or prior to the end of the then-current term. Notice of non-renewal may be for either cause or no cause. Notwithstanding the foregoing, this Agreement shall automatically terminate twelve (12) months after the Trigger Date.

3.2     Termination. As soon as reasonably practicable, each party (the “Breaching Party”) shall notify the other party of the Breaching Party’s failure or inability to comply with any material term or provision of this Agreement applicable to the Breaching Party. In the event that the Breaching Party fails to cure such failure or inability within ten (10) business days after delivery of such notice, the other party may terminate this Agreement by providing written notice to Breaching Party.

3.3.    Records. Upon termination of this Agreement for any reason other than a breach of Client’s payment obligations, Manager shall cooperate reasonably in the transfer of Records to Client or its designee. All costs related to such transfer shall be paid by the Client, provided that any such costs imposed by Client shall be reasonable.

ARTICLE IV
COMPENSATION

(a)     Client agrees to pay Manager a management fee on a monthly basis in arrears for services provided by Manager to Client pursuant to this Agreement. The management fee shall be calculated in accordance with Exhibit D.

(b)     Manager shall submit to Client within thirty (30) days following each calendar month, a written statement of the amount owed by Client for the previous month. Client shall pay Manager such amount within forty-five (45) days following receipt of such statement.

Settlement for all amounts hereunder shall occur no less frequently than quarterly and shall comply with the requirements in the NAIC Accounting Practices and Procedures Manual.

ARTICLE V
CONFIDENTIALITY

Subject to the duty of Manager or Client to comply with Applicable Laws, each party hereto shall treat as confidential all information with respect to the other party received pursuant to this Agreement. Neither party shall use or disclose the other party’s confidential information except as contemplated by this Agreement except as may be required by Applicable Law or a Governmental Authority.

Manager shall establish and maintain reasonable procedures to keep Investment Reports, the information supplied by Client to Manager for the Investment Reports and other non-public information provided

Exhibit 10.4
hereunder confidential and to prevent disclosure or distribution other than to Client or its Representatives. Manager will be responsible for compliance with the terms of this Article V by its Representatives.

Investment Reports provided by Manager to Client are privileged and may include proprietary information. Investment Reports will be used solely for the purpose of monitoring and evaluating the performance of the Account and for use by Client in testing the Account Assets for regulatory compliance and similar purposes. Client shall establish and maintain reasonable procedures to keep Investment Reports confidential and to prevent disclosure or distribution other than to its Representatives. Client will be responsible for compliance with the terms of this Article V by its Representatives.

Each party hereto will obtain the other party’s approval before sending or making available any Investment Report to third parties other than Governmental Authorities. If a party is required by Applicable Law or requested (by legal process, civil investigative demand or similar process) to disclose any confidential information of the other party, the party being required or requested to make such disclosure will promptly notify the other party unless prohibited from doing so by Applicable Law of Governmental Authority so that the other party may seek an appropriate protective order or waive compliance with this confidentiality covenant.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

6.1     By Client. Client represents and warrants that:

(a)     It is a stock company duly organized, validly existing and in good standing under the laws of North Carolina and has the power and authority (including approval from the Insurance Authority, if required) to execute, deliver and perform this Agreement;

(b)     This Agreement is the valid and binding obligation of Client enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies;

(c)     None of the Account Assets are “plan assets” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and if any Account Assets ever become “plan assets” within the meaning of ERISA, Client will immediately so notify Manager; and

(d)     This Agreement does require the approval of any Governmental Authority and all such approvals have been obtained; and

(e)     The Investment Guidelines shall at all times be consistent with Applicable Law.

6.2     By Manager. Manager represents and warrants that:

(a)     It is a corporation duly organized, validly existing and in good standing under the laws of Delaware, has the power and authority to carry on the business of an investment adviser, and has the power and authority to execute, deliver and perform this Agreement;

(b)     This Agreement is the legal, valid and binding obligation of Manager enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies;

(c)     Other than approval from aa Governmental Authority, if any, it has made, obtained and performed all other registrations, filings, approvals, authorizations, consents, licenses or examinations required by any government or governmental or quasi-governmental authority, domestic or foreign, or required by any other person, corporation or other entity which are material to (i) the conduct of its business, (ii) the ownership, use, operation or maintenance of its

Exhibit 10.4
properties, (iii) the execution, delivery and performance by it of this Agreement and (iv) its being an investment adviser and all such other registrations, filings, approvals, authorizations, consents, licenses or examinations are in full force and effect; and

(d)     Neither the execution and delivery nor the performance of this Agreement by Manager will (i) violate any law, statute, order, rule or regulation or judgment, order or decree by any federal, state, local or foreign court or governmental authority, domestic or foreign, to which Manager is subject, or (ii) constitute a breach of, or default under, provisions of any agreement or contract to which it is a party or by which it is bound.

Exhibit 10.4

ARTICLE VII
MISCELLANEOUS

7.1     Limitation of Liability and Indemnification. In furnishing Client with services as provided herein, neither Manager nor any officer, director or agent thereof shall be held liable to Client, its creditors or the holders of its securities for good faith errors of judgment or for anything except willful misfeasance, bad faith or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties under the terms of this Agreement. In the event of Manager’s willful malfeasance/misfeasance, bad faith, or gross negligence, Manager shall indemnify and hold harmless Client as a result of such conduct by Manager. Additionally, Manager shall also indemnify and hold harmless Client, the Commissioner, and Client’s supervisor, conservator, or receiver (as the case may be) for any breach by Manager of Section 7.17 of this Agreement. It is further understood and agreed that Manager may rely upon information furnished to it by Client that Manager reasonably believes to be accurate and reliable. Certain federal laws, including federal securities laws, impose liabilities under certain circumstances on persons who act in good faith and therefore nothing contained herein shall in any way constitute a waiver or limitation of any rights that Client may have under any such federal laws.

7.2     Assignment. No assignment (by operation of law or otherwise) of this Agreement, in whole or in part, nor any of the rights, interests or obligations under this Agreement by either party shall be effective without the prior written consent of the other party and each Governmental Authority, the consent of which is required at the time of the contemplated assignment. For purposes of this section, the term “assignment” shall have the same meaning as defined in Section 202 of the Investment Advisers Act of 1940, as amended. Subject to the provisions of this Section 7.2, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns.

7.3     Independent Contractor. Manager shall be deemed to be an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent Client. Client shall always retain the ultimate authority to make investment decisions on its own behalf.

7.5     Specimen Signatures. From time to time, Client shall provide Manager with a certificate setting forth the names and specimen signatures of the Representatives who are authorized to act on behalf of Client. From time to time, Manager will provide Client with a certificate setting forth the names and specimen signatures of the Representatives who are authorized to act on behalf of Manager. The parties hereto shall be fully protected in relying upon any written notice, instruction, direction or other communication (based upon the most recent certificate that has been received by the party) that is executed by an individual who is authorized to act on behalf of other party.

7.7     Equitable Relief. Each party acknowledges and agrees that there may be no adequate remedy at law for any damage caused by a breach by a party of its obligations under Article V and therefore, that upon any such breach or any threat thereof, the non-breaching affected party shall be entitled to seek equitable relief from a court of competent jurisdiction in addition to whatever remedies any of them might have at law.

7.8     Advertising and Promotion. A party shall not engage in any advertising or promotional activity that refers to another party without receiving the written consent of the other party prior to publication or announcement. Manager shall however be entitled to disclose Client’s name and the size of the Account Assets in client listings and other similar materials.

7.9     Governing Law. This Agreement shall be governed by the laws of the State of North Carolina.

7.10     Notices. Any notice under this Agreement shall be in writing and shall be delivered personally, sent by e-mail, or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, e-mailed or, if mailed, on the date shown on the receipt therefor, as follows:

Exhibit 10.4

Manager:
GENWORTH NORTH AMERICA CORPORATION
3001 Summer Street, 4th Floor
Stamford, CT 06905
Attention: Kelly Saltzgaber
email: kelly.saltzgaber@genworth.com
Telephone: (203) 708-3556

with a copy to:

GENWORTH NORTH AMERICA CORPORATION
6620 West Broad Street
Richmond, VA 23230
Attention: General Counsel
email: GNWGeneralCounsel@genworth.com
Telephone: (804) 662-2574

Client:
ENACT MORTGAGE INSURANCE CORPORATION
8325 Six Forks Rd
Raleigh, NC 27615
Attention: H. Dean Mitchell
email: dean.mitchell@enactmi.com
Telephone: (919) 870-2377

with a copy to:

ENACT MORTGAGE INSURANCE CORPORATION
8325 Six Forks Rd
Raleigh, NC 27615
Attention: General Counsel
email: USMIGeneralCounsel@Genworth.com
Telephone: (919) 757-6246

or to such other address as either party may designate in the manner provided for notices above.

7.11     Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.12     Amendments. No term or provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by both parties. Prior written notice of any amendment to this Agreement shall be provided to the Commissioner and this Agreement may only be amended with the Commissioner’s written approval.

7.13     Electronic Notices, Waivers and Amendments. For purposes of providing notices required or permitted by this Agreement, waiving any right under this Agreement, or amending any term of this Agreement and notwithstanding any law recognizing electronic signatures or records, “a writing signed,” “in writing” and words of similar meaning, shall mean only a writing in a tangible form bearing an actual “wet” signature in ink manually applied by the person authorized by the respective party, unless both parties agree otherwise by making a specific reference to this section.

Exhibit 10.4

7.14     Entire Agreement. This Agreement supersedes any and all oral or written agreements or understandings heretofore made, and contains the entire agreement of the parties, with respect to the subject matter hereof.

7.15     Counterparts. This Agreement may be executed in one or more counterparts, and such counterparts together shall constitute one and the same agreement.

7.16     Taxes.

(a)     Each party shall be responsible for any personal property taxes on property it owns or leases, for franchise and privilege taxes on its business, and for taxes based on its net income or gross receipts.

(b)     Client may report and (as appropriate) pay any sales, use, excise, value added, services, consumption, and other taxes and duties (“Taxes”) directly if Client provides the Manager with a direct pay or exemption certificate.

(c)     The parties agree to cooperate with each other to enable each to more accurately determine its own tax liability and to minimize such liability to the extent legally permissible. Manager’s invoices shall separately state the amounts of any Taxes that Manager is proposing to collect from Client.

(d)     Manager shall promptly notify Client of any claim for Taxes asserted by applicable taxing authorities for which Client is alleged to be financially responsible hereunder. Manager shall coordinate with Client the response to and settlement of, any such claim. Notwithstanding the above, Client’s liability for such Taxes is conditioned upon Manager providing Client notification within twenty (20) business days of receiving any proposed assessment of any additional Taxes, interest or penalty due by Manager.

(e)     Client shall be entitled to receive and to retain any refund of Taxes paid to Manager pursuant to this Agreement. If Manager shall be entitled to receive a refund of any Taxes paid by Client to Manager, Manager shall promptly pay, or cause the payment of, such refund to Client.

7.17 Delinquency Proceedings. If Client is placed in supervision, seizure, conservatorship, or receivership under Article 30 of Chapter 58 of the North Carolina General Statutes:

(a) All of the rights of Client under this Agreement shall extend to the supervisor, conservator, receiver, or Commissioner to the extent permitted by Article 30 of Chapter 58 of the North Carolina General Statutes.

(b) All Records of the Client shall be identifiable and segregated from all other persons’ Records and data or readily capable of segregation at no additional cost to the Client, supervisor, conservator, receiver, or the Commissioner.

(c) A complete set of Records and data will immediately be made available to the supervisor, conservator, receiver, or Commissioner, shall be made available in a usable format, and shall be turned over to the supervisor, conservator, receiver, or Commissioner immediately upon their request with all such costs of transferring such records being fair and reasonable.

(d) Manager shall make available all Representatives essential to the services and functions provided for under this Agreement for the immediate continued performance of the essential services under this Agreement ordered or directed by the supervisor, conservator, receiver, or Commissioner. Manager shall continue to provide such services and functions for a minimum of 90 days after termination or non-renewal of this Agreement if Client is placed in supervision, seizure, conservatorship, or receivership pursuant to Article 30 of Chapter 58 of the North Carolina General Statutes as ordered or directed by the supervisor, conservator, receiver, or the Commissioner. Performance of the essential services and functions shall continue without regard

Exhibit 10.4
to pre-supervision, pre-seizure, pre-conservatorship, or pre-receivership unpaid fees, so long as Manager continues to receive timely payment for any fees incurred after Client is placed in supervision, seizure, conservatorship or receivership unless released by the supervisor, conservator, receiver, Commissioner, or supervising court.

(e) Manager has no automatic right to terminate or non-renew this Agreement if Client is placed into supervision, seizure, conservatorship, or receivership pursuant to Article 30 of Chapter 58 of the North Carolina General Statutes.

(f) Manager will continue to maintain any systems, programs, or other infrastructure used in performing the services and functions under this Agreement notwithstanding supervision, seizure, conservatorship, or receivership pursuant to Article 30 of Chapter 58 of the North Carolina General Statutes, and shall make them available to the supervisor, conservator, receiver, or Commissioner as ordered or directed for so long as Manager continues to receive timely payment for any fees incurred after Client is placed in supervision, seizure, conservatorship or receivership unless released by the supervisor, conservator, receiver, Commissioner, or supervising court.

(g) If Client is placed in supervision, seizure, conservatorship, or receivership pursuant to Article 30 of Chapter 58 of the North Carolina General Statutes and portions of Client’s policies or contracts are eligible for coverage by one or more guaranty associations, then Manager’s commitments and obligations under this Section 7.17 shall extend to such guaranty association(s).

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Exhibit 10.4
IN WITNESS WHEREOF, the parties hereto have caused this Investment Management and Services Agreement to be duly executed by their respective officers thereunto duly authorized as of the date first written above.

ENACT MORTGAGE INSURANCE CORPORATION

By:	/s/ H. Dean Mitchell
H. Dean Mitchell
Executive Vice President & Chief Financial Officer

GENWORTH NORTH AMERICA
CORPORATION

By:	/s/ Daniel J. Sheehan, IV
Daniel J. Sheehan, IV
SVP, CFO & Chief Investment Officer

Exhibit 10.4
EXHIBIT A

to

INVESTMENT MANAGEMENT AND SERVICES AGREEMENT

between

ENACT MORTGAGE INSURANCE CORPORATION

and

GENWORTH NORTH AMERICA CORPORATION

INVESTMENT GUIDELINES

~~___________________~~

INVESTMENT OBJECTIVES
Subject to the considerations outlined below, these Investment Guidelines shall seek to:
•Protect and preserve capital
•Maintain adequate liquidity to meet business needs
•Maximize long-term returns in the context of guideline and portfolio constraints

REQUIRED AUTHORITY
Any approval granted on behalf of Client shall be delivered by an Authorized Approver contained in Schedule A. Client may update Schedule A by written notice to Manager.
ELIGIBLE INVESTMENTS
The Account Assets in aggregate shall be subject to the following asset class, country, issuer, credit quality and duration limitations set forth in this section. Eligibility is determined at the time that the investment is made or acquired.

Asset Class Limitations

Asset Class	Maximum Holding
Corporate Credit Instruments – Taxable obligations of U.S. and non-U.S. institutions not directly guaranteed or insured by a Sovereign	80% in the aggregate (see sub-limits below)

Exhibit 10.4

U.S. GSEs – Obligations of entities sponsored by, but not directly guaranteed or insured by, the U.S. Government	80%
U.S. Public Corporate Credit Instruments – Publicly traded obligations (including without limitation, 144As) assumed, or guaranteed by legal entities organized under the laws of the U.S. or any state or territory	80%
Private Placement Credit Instruments – Section 4(a)(2) private placements, including without limitation, Reg D Private Placements	15%
Non-US Treasury Money Markets – Money market mutual funds other than those included on the U.S. Direct Obligations/Full Faith and Credit Exempt List as referenced in the "Purposes and Procedures Manual of the NAIC Investment Analysis Office" and which: •Meet all criteria required for SEC rule 2a-7 eligible obligations •Maintain a rating of at least AAA mf or its equivalent from a Nationally Recognized Statistical Rating Organization (“NRSRO”)	80%
U.S. Government Instruments – U.S. Government obligations and other obligations which are directly guaranteed or insured by the U.S. Government		No Limit
US Treasury Money Markets – Money market mutual funds included on the U.S. Direct Obligations/Full Faith and Credit Exempt List as referenced in the "Purposes and Procedures Manual of the NAIC Investment Analysis Office"
		No Limit

Exhibit 10.4

Municipals – Tax-exempt and Taxable obligations of U.S. state and local governments and agencies of U.S. state and local governments	80%
ABS – Asset-backed securities (excluding Subprime Auto Asset Backed Securities which are prohibited)	30%
CLOs – Collateralized Loan Obligations	5%
Real Estate related investment including but not limited to CMBS, CML, Real Estate Equity, RMBS, and CMO	0%
Equity Investments (excluding Real Estate Equity Investments which are prohibited)	5%
–Preferred Equity –Public and private common stock
–Mandatory convertible securities
–Warrants attached to otherwise eligible financial instruments or received as a dividend, a lawful distribution of assets, or in a restructuring associated with bankruptcy or similar proceedings
Partnership and LLC member interests – Investments in general partnerships, limited partnerships, or limited liability corporations	As Approved
Other investments – Determined by the Investment Committee to have risk and return characteristics appropriate for the portfolio and which are not prohibited under relevant laws and regulations or by these Guidelines
As Approved

Country Limitations (Issuer Domicile)

United States	No Limit
Canada	10%
Cayman Islands	5%
Countries other than United States, Canada, Cayman Islands	3% individually and 20% in the aggregate
Emerging Market Countries In Aggregate	10% (Max 1% Below Investment Grade)

Exhibit 10.4
For purposes of these guidelines, “Emerging Market Country” means any and all of the countries included in the MSCI Emerging Markets Index.
Credit Quality Limitations
All investments held in the Portfolio should be rated by at least one Nationally Recognized Statistical Rating Organization (“NRSRO”). A security’s “rating” is defined as the second lowest rating if a rating is issued by three or more NRSROs. If only rated by two it is the lower of the two ratings. For investments that do not have a rating, an internal rating provided by the manager will be utilized until such time that a rating is available.
The portfolio shall have a minimum weighted average book value rating of A (or equivalent).

Duration Limitations

The portfolio shall have a maximum average duration of 7 years.

Restricted Transactions
Transactions in securities on the internal restricted list. Transactions in an asset class not included in the table entitled “Asset Class Limitations” above. Derivatives transactions.

Issuer Limitations (applicable at time of purchase)

Instrument Type	Rating	Maximum Holding Per Issuer
U.S. Government Instruments	N/A	No limit
U.S. GSEs, Money Market Instruments, Credit Instruments, Municipals and ABS	NAIC 1 / A- through AAA or equivalent	3.00%
	NAIC 2 / BBB- through BBB+ or equivalent	1.50%
	NAIC 3 / BB- through BB+ or equivalent	0.50%
	NAIC 4 / B- through B+ or equivalent	0.20%
	NAIC 5 / CCC through C or equivalent	0.04%

For Credit Instruments and Money Market Investments, restrictions shall be applied to the ultimate source of creditworthiness for each issuer or group of affiliated issuers.

Notwithstanding the Eligible Investment limitations provided above, Aggregate single issuer exposure for all Enact entities shall be subject to Genworth Financial Single Issuer Risk Limits.
REPORTS
Manager shall provide the following reports:

Exhibit 10.4

Monthly Reporting

Portfolio Concentration Report

•Manager will provide a report showing portfolio rating, duration, yield, credit quality and asset class holdings exposure, and ratings dispersion within the portfolio as of the end of each month.

Portfolio Activity Report

•Manager shall provide a report showing monthly transaction activity, including aggregate purchases, sales, calls and maturities.

Credit Surveillance List

•On a monthly basis, Manager will provide a report containing all Account Assets included on the credit surveillance list maintained by Manager:

•Manager will identify Account Assets that were added or deleted from the credit surveillance list during the month.

Quarterly Reporting

Portfolio Concentration Report

•Manager will provide a report showing portfolio rating, duration, yield, credit quality and asset class holdings exposure, and ratings dispersion within the portfolio as of the end of each quarter.

Portfolio Activity Report

•Manager shall provide a report showing quarterly transaction activity, including aggregate purchases, sales, calls and maturities.

Compliance Report

•Manager will provide a report showing all breaches of these Investment Guidelines as of quarter end. For any breach Manager will provide description of the breach, a recommended course of action and bring the account into compliance as agreed to by both parties.

NAIC Ratings Migration

•NAIC Migration– Manager will provide a report containing all ratings downgrades of Client holdings other than downgrades to a rating higher than NAIC 3.A.

Monthly and quarterly reporting is to be provided to Client no later than 20 business days following the end of each calendar month. All reports will be as of the last business day of the calendar month or calendar quarter, as appropriate.

Other
•Ad hoc reports as required by client
•Ad hoc calls as necessary
•Annual in-person meeting

Exhibit 10.4

GUIDELINE CHANGES
Any amendments to these Investment Guidelines shall become effective only upon mutual agreement of Client and Manager. Client will deliver proposed amendments to Manager in writing no less than 10 business days prior to the effective date.

PERIODIC GUIDELINE REVIEW
These Investment Guidelines will be reviewed at least annually and revised or confirmed as appropriate.

Exhibit 10.4
SCHEDULE A

AUTHORIZED APPROVERS

H. Dean Mitchell

Exhibit 10.4

EXHIBIT B

ACCOUNTS

Enact Mortgage Insurance Corporation 8325 Six Forks Road Raleigh, NC 27615	31-0985858

Exhibit 10.4
EXHIBIT C

ADDITIONAL INVESTMENT MANAGEMENT SERVICES

Service Category	Description of Services
Compliance	IPS Monitoring and certification. Monitoring of IMA guidelines and reporting. Assist in Restricted List maintenance.
Credit	Provide support for FAS91 process for structured assets.
Portfolio Management	Provide quantitative services for Strategic Allocation and Portfolio Optimization.
Risk	Provide exposure limits monitoring and stress testing of the Company portfolios.
Trade Operations	Process external trades in trading system for downstream reporting.
Reporting	Provide various reports from reporting universes. Supply analytical & descriptive data from trade system to reporting universes.
Data Governance	Pricing of assets on a daily & monthly basis. Daily maintenance of Fixed Income bond data and analytics in Trade system for downstream consumption.
Accounting – FI	Provide Fixed Income accounting services: GL entries, schedules and financial reports from accounting system.
Systems	Provide access to various software systems within Investment framework. Execution of controls for system connectivity and job loads.

Exhibit 10.4
EXHIBIT D

COMPENSATION

The monthly management fee shall be equal to Manager’s costs to provide the services under the Agreement. For illustration purposes, those costs have historically amounted to approximately 0.10% to 0.11% of the Account Assets’ book value. The parties understand and agree that the management fee may increase during the term of this Agreement, provided that (i) the fee shall at all times be equal to Manager’s costs and (ii) any such increase shall be reasonable in the light of the then current facts and circumstances.

Under no circumstances shall Client advance any funds to Manager for services and functions not defined in this Agreement.